                      TERMINATION AGREEMENT
                      ---------------------

     This Agreement entered into this 12 day of December, 1997 by and between Getty Petroleum Marketing Inc., a Maryland corporation, and Uni-Marts, Inc., a Delaware corporation.

                             RECITALS
                             --------

A. On October 31, 1991 Getty Petroleum Corp., GettyMart Inc., Reco Petroleum Inc. and Leemilt's Petroleum, Inc. and Uni-Marts, Inc. ("Uni-Marts") entered into an Agreement to Lease Properties and Sell Assets, which agreement was amended on December 5, 1991 and on June 28, 1996 (the "Agreement"). On February 1, 1997 Getty Petroleum Corp., GettyMart Inc. and Leemilt's Petroleum, Inc. assigned their interests in the Agreement to Getty Petroleum Marketing Inc. ("Getty Marketing").

B. The Leases and Subleases entered into pursuant to the Agreement will terminate on December 31, 1997 and the parties desire to enter into this Agreement to memorialize the provisions which are necessary to effect the termination of Uni-Marts' leasehold interests, and all other agreements between Getty Marketing and Uni-Marts as set forth below.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, Getty Marketing and Uni-Marts agree as follows:

     1. The parties shall make the payments due on the dates set forth below for the following items:

     Uni-Marts' Obligations
     ----------------------

          (A)  Uni-Marts' obligation to pay $450,000.00 to Getty
Marketing, which is the amount owed under paragraph 1 of the Second Amendment to the Agreement. Payment is due on or before January 10, 1998.

          (B) Uni-Marts' obligation to pay Getty Marketing for all motor fuels purchased, which have not been previously paid for pursuant to the provisions of the Supply Agreement. Payment is due on or before January 10, 1998.

          (C) Uni-Marts' obligation to reimburse Getty Marketing for the replacement value of any Getty (Registered)face signs and credit card equipment which are lost, damaged or destroyed. Payment is due on or before February 16, 1998 based on an invoice supplied by Getty.

          (D) Uni-Marts' obligation to reimburse Getty Marketing for freight charges incurred, in the aggregate amount of $86,065.
Payment is due on or before January 10, 1998.

     Getty Marketing's Obligations
     -----------------------------

          (E) Getty Marketing's obligation to pay Uni-Marts for the Store and gasoline marketing equipment, spare parts and office supplies (Getty Marketing having exercised its purchase option) for the estimated aggregate amount of $4,050,000.00, subject to reduction on a unit basis if any equipment has been lost, damaged or destroyed. Getty Marketing purchases the above-referenced equipment in "as is" working condition with no implied warranties as to the working condition. Such transfer is subject to Pennsylvania sales tax @ 6% or Virginia sales tax @ 4.5% unless exempted by exemption certificate.

          (F) Getty Marketing's obligation to pay Uni-Marts for the motor fuels, Store inventory, supplies and the amount of cash present at the Stores. Inventory teams from each company will jointly determine these values at each location on the turnover date. Merchandise inventory is to be valued at a cost ratio of 68.5% of retail value. Alcoholic beverages cannot be sold to Getty Marketing and will be returned to the supplier for credit. Gasoline will be valued at the last net rack price on the day prior to transfer plus freight and applicable taxes. Rent and real estate taxes will be prorated at the turnover date except that no rent or taxes will be due for periods after December 31, 1997.

          (G)  Getty Marketing's obligation of $40,000.00 plus
$2,400.00 Pennsylvania sales tax for equipment at 401 Penn Avenue, West Reading, Pennsylvania.

     2.   Payments.      All Stores transferred to Getty Marketing
          ---------
on or before December 31, 1997 will require payment by Getty for the items set forth in subparagraphs (E) (F) and (G) of paragraph 1 on or before January 10, 1998. Any Store transferred after December 31, 1997 will require payment within ten (10) days of the transfer. All payments shall be by electronic wire transfer. Getty Marketing's payment due on January 10, 1998 shall be reduced by the amounts owed by Uni-Marts to Getty pursuant to subparagraphs (A) through (D) of paragraph 1.

     3.   Sign and Credit Card Equipment.    All Getty(Registered)
          -------------------------------
signs shall be shipped by Uni-Marts, at its expense, to Getty Marketing's Highsphire Terminal (or such other place as Getty Marketing shall designate) no later than January 31, 1998. All credit card equipment shall be shipped by Uni-Marts, at its expense, to Verifone's warehouse, Tasq Technology, 660 Menlo Dr., Rocklin, California 95765 (or such other place as Getty Marketing shall designate) no later than January 31, 1998. All Uni-Marts signs shall be shipped by Getty(Registered), at its expense, to the Uni-Marts Warehouse in Linden Hall, PA (or such other place as Uni-Marts shall designate) no later than January 31, 1998. Getty Marketing will be responsible to pay the replacement value for any signage that is lost, damaged or destroyed.


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
     4.   Motor Fuel Purchases.    Uni-Marts may commence buying
          ---------------------
product from third parties on December 17, 1997 for all locations except those noted specifically on Exhibit A which will continue to sell Getty(Registered) product until January 15, 1998. Getty(Registered) signage will be removed before any third party purchases are made.

          Uni-Marts will accept liability for contamination of any product which may occur as a result of its purchase of product from third parties.

     5.   Credit Cards.  Uni-Marts will cease accepting credit
          -------------
cards on December 24, 1997, except for the locations listed on Exhibit A for which usage will cease on January 15, 1998.

     6.   Other Provisions.   The Agreement, the Supply Agreement,
          -----------------
the Leases and Subleases and all other agreements and understandings between the parties shall terminate on December 31, 1997, except that
Section 11.2 of the Agreement, Section 25(j) of the Supply Agreement and Section 19 of all of the Leases and the Subleases shall survive.

This Agreement entered into on the day and year first above written.


                              GETTY PETROLEUM MARKETING, INC.


                         By:   /S/ VINCENT J. DE LAURENTIS
                             ----------------------------------



                              UNI-MARTS, INC.


                         By:   /S/ J. KIRK GALLAHER
                             ----------------------------------


















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